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                                                                       EXHIBIT 5

                    [Fulbright & Jaworski L.L.P. Letterhead]



                                                       May 24, 2001

American Bank Note Holographics, Inc.
339 Executive Boulevard
Elmsford, New York 10523


Ladies and Gentleman:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of American Bank Note Holographics, Inc. (the "Company"), relating to 1,863,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), issuable pursuant to the Company's 1998 Stock Incentive Plan, as amended, 750,000 Shares issuable pursuant to the Company's 2000 Stock Incentive Plan (the "Plans"), 15,000 Shares issuable pursuant to the Option Agreement between Dr. Stephen Benton and American Bank Note Holographics, Inc., dated July 20, 1998 and 150,000 Shares issuable pursuant to the Option Agreement between Mr. Russell LaCoste and American Bank Note Holographics, Inc., dated October 11, 1999 (the "Agreements").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plans and the Agreements and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plans and the Agreements in accordance with the terms of the Plans and the Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,


                                        /s/ Fulbright and Jaworski L.L.P.